Issuer Free Writing Prospectus
File Pursuant to Rule 433
Registration Statement No. 333-230857
May 28, 2019

CHANTICLEER HOLDINGS

Executive Summary

May 2019

Safe Harbor

Statements in this presentation that are not descriptions of historical facts are forward-looking statements relating to future events, and as such all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this presentation that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new stores, successful completion of the Company's proposed acquisitions and expansion, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission. There can be no assurance that our actual results will not differ materially from expectations and other factors more fully described in our public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The issuer has filed a registration statement, including a preliminary prospectus dated May, 28, 2019, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the dealer-managers will arrange to send you the prospectus if you request it from Chardan Capital Markets, LLC, 17 State St, New York, NY 10004 or by e-mail at vdealwis@chardan.com or from The Oak Ridge Financial Services Group, Inc., 701 Xenia Ave S #100, Minneapolis, MN 55416 or by e-mail at jsullivan@oakridgefinancial.com.

Chanticleer At A Glance

- Regional branded concepts with national roll-out expansion potential
- Strong management team consisting of restaurant industry veterans including new President and CFO
- 2018 revenue of $41 million
- Inflection point - entering growth phase and gaining scale
- Attractive valuation relative to peers
- Recently announced LOI to acquire regional burger concept to substantially augment financial profile

Exchange: NASDAQ : BURG
Common Shares: 3.7 million
Current Market Cap: $6 million
Last Sale Price: $1.65 per share *
20-Day VWAP: $1.60 per share
Avg. Daily Volume: 255,000
Headquarters: Charlotte, NC
Employees: 900
Founded: 2005

* Price as of 5/9/19

Our Brand Portfolio

CHANTICLEER HOLDINGS

Little Big Burger

American Burger Co.

BGR Burgers Grilled Right

Just Fresh Eat Well Feel Great

Hooters

AWARD WINNING REGIONAL BRANDS

- Strong unit economics
- 62 plus units systemwide > $41M Annual Revenue
- >10% Aggregate restaurant operating EBITDA

ACCELERATED UNIT GROWTH

- Scalable operating model
- Little Big Burger - industry leading economics
- Cash on cash returns for select Little Big Burger stores ranging between 40% - 60%
- Little Big Burger footprint has over doubled since 2017
- Three Little Big Burger units opened year to date

Chanticleer Management

MIKE PRUITT

Chairman & Chief Executive Officer

2005

Since2005

Board Member

FRED GLICK

President

Joined Chanticleer November 2018

PATRICK HARKLEROAD

Chief Financial Officer

Joined Chanticleer January 2019

With the recent additions of Fred Glick and Patrick Harkleroad, Chanticleer has the team in place to take the Company to the next level

Chanticleer History & Growth Strategy

2012-2015	2016-2018	2019 & Beyond
Acquisition Phase	**Integration Phase**	**Profitable Growth**

2012-2015 – Acquisition Phase

- Fast Casual Acquisitions
  - Little Big Burger
  - BGR The Burger Joint
  - BT's Burger Joint
  - American Burger Co.
  - Just Fresh

2016-2018 – Integration Phase

- Integrate Acquired Operations
- Improve Margins and Cash Flow
- Systems & Process Standardization
- Reductions in G&A
- Closed All Underperforming Locations

2019 & Beyond – Profitable Growth

- Accelerate Growth
- Drive Cash Flow
- Monetize Non-Core Business
- Strengthen Balance Sheet
- Execute Strategic Accretive Acquisitions
- Expand Franchising

2019 "BETTER BURGER" STRATEGIC FOCUS

Stronger focus on enhancing same store guest counts and sales / profits

Off Premise Strategy Optimization and Online Ordering	Differentiated Guest Engagement and Loyalty Platform within Mobile Apps	New Culinary Focus by Partnering with "Beyond Meat®" and local protein providers	Employee engagement strategies with improved benefit plans	Purchasing efficiency strategies to maximize gross margin profile

Better Burgers – Accelerating Growth & Profitability

- **Regional brand strategy with national potential**
  - Cult - like following
  - Award winning brands
  - Unique appeal - high perceived customer value

- **Strong growth potential - Little Big Burger and BGR**
  - Small, economical, efficient model
  - Strong unit level economics – Strong EBITDA margins and cash on cash returns

Better Burgers – Accelerating Growth & Profitability

Little Big Burger

- Simple, Chef-Driven Menu
- Best Burger in Portland *
- Strong Unit Economics

Accelerate Growth
Company & Franchise

BGR BURGERS GRILLED RIGHT

- Gourmet, Open Flame
- Best Burger in DC *
- Strong Unit Economics

Leverage Updated Design
Company & Franchise

AMERICAN BURGER CO

- Expanded Menu
- Larger Model
- Improving Unit Economics

Drive Cash Flow

Recently closed under-performing locations from all brands to improve consolidated profitability and cash flow

* Portland Food and Drink Reader Survey 2012 (LBB)
* The Washingtonian Magazine (BGR)

Award Winning Burger Brand

Little Big Burger

Large Growth Opportunity for Chanticleer & Franchise Partners

QUALITATIVE HIGHLIGHTS CONTRIBUTING TO SUCCESS

- Currently operating 16 company owned LBB with an additional 3 franchise locations
- Highly Selective Franchise with well capitalized multi-unit agreements and experienced operators
- Capital Light Joint Venture Opportunities
- Robust Internal Pipeline Complemented by Partnership with Leading Franchising Brokerage Firm
- Regional Brand with National Aspirations
- Rated Best Burger in Portland, Driven by Chef Inspired Menu

GROWTH PROSPECTS ARE ACCELERATING

- Industry leading unit economics with cash on cash returns ranging from 40 – 60% based on certain Little Big Burger Locations
- The recent partnership with Denny Hamlin results in a potential additional 9 little big burger future openings

TARGET ECONOMIC MODEL (OWNED & JV VS FRANCHISED)

Corporate Owned		Franchised	
$700k	Rev / Location	$700k	*Rev / Location*
(30%)	Food Costs	~5.5%	Royalty to Corporate
(40%)	Labor & Other	$39k	Royalty Revenue
(10%)	Rent	100%	Store Level EBITDA
20%	Store Level EBITDA	$39k	EBITDA / Location
$140k	EBITDA / Location		
22	***Locations** (YE19)*	***3***	***Locations** (YE19)*
$2.7M	**Target Store EBITDA**	**$115k**	**Target Store EBITDA**

CURRENT STORE COUNT & DEVELOPMENT PIPELINE

Store Count	Locations	Owned / Franchise
16	Oregon & Carolina's	Owned (& JV)
2	Seattle, WA	JV
1	Portland, OR	JV
19	**TOTAL**	

JV PIPELINE - Chanticleer has a JV development pipeline of 12 stores whereby JV partners will fund $250k upfront for development costs (Chanticleer envisions a development schedule of roughly 3- 5 stores / year)

FRANCHISE PIPELINE – Chanticleer is in discussions with multiple parties about the potential of entering into franchise agreements. The majority of these agreements will include 3 – 5 store minimums in new states across the country.

Recent Partnerships

DOORDASH

"This partnership is expected to help minimize costs associated with delivery while creating an entirely new revenue vertical for our brands."

THE FUTURE OF PROTEIN® BEYOND MEAT

"With roughly one-third of consumers identifying as flexitarians, we're thrilled to partner with Beyond Meat® to provide a plant-based alternative to our current menu offerings."

RRT RESTAURANT REVOLUTION TECHNOLOGIES

"Along with DoorDash and Thanx, Revolution ties together our current strategies and tactics to capitalize on the off-premise marketplace while simplifying the impact on operations and adding value to our guests through connecting online ordering to loyalty."

Thanx

"Their all-in-one customer engagement platform will helps us leap forward with targeted email marketing and integrated customer feedback tools without buying and implementing multiple different technologies."

7SHIFTS

"As more than a scheduling platform, 7shifts helps empower our restaurant managers to optimize their workforce to better manage employees, resulting in anticipated reduced labor costs."

FSIC Find Security in Compliance

"In today's market, it's more critical than ever to have complete visibility and control over our entire supply chain in order to maximize profitability and guest traffic."

*All quotes from President Fred Glick. Press releases available at www.chanticleerholdings.com

Transaction Summary

CHANTICLEER HOLDINGS + Target Company

TARGET COMPANY | PER UNIT OPERATING METRICS	
Avg. Rev Per Square Foot	$740
Avg. Ticket Price	$17.70
Avg. Check Price	$39.20
Food / Alcohol Mix	80% / 20%

- **Opportunity** – Chanticleer has entered into an LOI to acquire a US based operator with five locations on the East Coast
- **Form of Consideration** – Subject to further due diligence, Chanticleer will acquire Target Company for $10 million base consideration ($11 million total consideration including a 2 year earn-out); $7.5 million in cash consideration (including $500,000 to be used for development of future Target Company locations)
- **Strategic Fit** – Chanticleer Holdings, Inc., together with its subsidiaries, owns, operates, and franchises fast casual dining concepts. Chanticleer owns a portfolio of "Burger Concepts" which it reports in its "Better Burger Segment" – Target Company will diversify Chanticleer's strategy of owning & operating quality regional concepts via geography & price point diversification

FINANCING

Chanticleer is seeking $15 million in financing to fund the acquisition; refinance certain debt holders and for general working capital

Transaction Overview

Strong Regional Consolidation

- Allows Chanticleer to tap further into key markets of Target Company's main operations on the East Coast (geographic diversification in adjacent markets)
- Adds five restaurants with the expectation to add an additional ~1-2 restaurants per year
- Quality management team with culinary & customer experience acumen (leverage human capital within core burger concepts)

Strengthened Financial Position

- Adds significant scope to current operations of Chanticleer
- Post acquisition, Chanticleer will be able to leverage Target Company's strong EBITDA margins (~20% target store level EBITDA) resulting in stronger profitability on a go forward basis
- Ability to reinvest store level EBITDA into new locations (opportunity to add 1 – 2 locations per year with discussions in key geographies already underway)

Transaction Details

- Chanticleer's proposed acquisition of Target Company is $11.0 million in a combination of four components:
  - Upfront cash of $7.0 million dollars to be paid in full at closing
  - Allocation of $500K in working capital for Target Company locations currently in development
  - Equity Consideration of $2.5 million to be paid in shares of common stock (Based on 20-Day VWAP)
  - Earn-out component of $1.0 million to be paid in shares of common stock over a period of two years based on Target Company meeting certain defined operating metrics (Based on 20-Day VWAP)
- Chanticleer will assume the Target Company balance sheet as of the closing on a debt free / cash free basis subject to certain working capital conditions
- Senior Target Company members will be eligible for additional equity compensation packages to be mutually agreed to as of the signing of employment agreements
- The implied acquisition multiples are as followed (based on $10 million in current consideration):
  - **EV / 2018 Revenue: 1.0x**

"Better Burger" Store Count & Pro-Forma



70
60
50
40
30
20
10
0
5
6
36
8
23
41
8
24
41
12
21
49
19
23
60
6
25
23
2013
2014
2015
2016
2017
2018
2019E
Target Company
Little Big Burger
BGR
American Burger Co.

Little Big Burger	(Store Growth YoY)	50%	58%	38%

Note: Store count graph does not include 8 owned Hooters franchises & 5 Just Fresh locations

Synergistic Geographic Combination



BGR
BURGERS GRILLED RIGHT
AMERICAN BURGER CO.
Target Company
Little Big Burger

Existing Portfolio & Strategic Fit

	American Burger Co.	BGR	Little Big Burger *STRATEGIC FOCUS 2016 - 2018*	Target Company *NEW ACQUISITION*
	Expanded Menu	Gourmet, Open Flame	Simple, Chef-Driven	New Zealand Inspired Gastro-Pub
	Larger Model	Best Burger in DC	Awarded "Best Burger in Portland"	All-Natural Pasture-Raised New Zealand Beef
	Improving Unit Economics	Strong Unit Economics	Industry-Leading Economics	"Fine Casual"
	Drive Cash Flow Generation	**Leverage Updated Design Company & Franchise**	**Accelerate Growth of Company & Franchise**	**Leverage High Margin Profile**
AVERAGE TICKET PRICE:	**$17.50**	**$16.50**	**$11.50**	**$17.70**

* Avg. Ticket Price Source : Chanticleer Holdings

Example Unit Level Economics

	American Burger Co.	BGR	Little Big Burger	Target Company
Approx Revenue Per Location	$800,000	$800,000	$700,000	$2,100,000
Avg Size (Square Feet)	2,500	1,800	1,500	3,000
Target EBITDA Margin	12.0%	12.0%	20.0%	20.0%
EBITDA Per Location	$96,000	$96,000	$140,000	$420,000
Estimated Initial Investment	$450,000	$400,000	$375,000	$900,000
Est. TI Allowance	($67,500)	($60,000)	($56,250)	($67,500)
Est Net Initial Investment	$382,500	$340,000	$318,750	$832,500
Estimated Cash on Cash Returns	25.0%	28.2%	43.9%	50.5%

Note: Target level Economics – estimates on pages 12 – 13 assume discounts to target store level EBITDA %
Note: Est TI Allowance of 15% for all brands excluding Burger Bach which is estimated at 7.5% of Estimated Initial Investment
Source: Chanticleer management estimates

Contribution Per Brand

Chanticleer Contribution by Brand

($ in millions; USD)

	Beg Locations	Ending Locations	Net Change	2019 Estimates: Revenue Estimate	2019 Estimates: Store Level EBITDA	CapEx & Opening Costs	Store EBITDA Less CapEx & Opening
Little Big Burger (Corporate Owned)	16	22	6	$13.3	$1.9	($1.15)	$0.7
Little Big Burger (Franchise)	3	3		$0.1	$0.1		$0.1
American Burger Co	7	6	-1	$5.2	$0.4		$0.4
Burgers Grilled Right (Corporate Owned)	11	11		$8.8	$0.7		$0.7
Burgers Grilled Right (Franchise)	12	12		$0.4	$0.2		$0.2
Target Company	5	6	1	$11.6	$2.0	($1.10)	$0.9
Just Fresh	5	5		$4.0	$0.4		$0.4
Hooters	8	8		$13.6	$1.3		$1.3
TOTAL	**67**	**73**	**6**	**$56.9**	**$7.0**	**($2.25)**	**$4.8**
CAPEX & OPENING COSTS FUNDED BY 12/31/2018						$0.25	
NET CAPEX REMAINING IN 2019E						**($2.00)**	$5.0
TOTAL BETTER BURGER SEGMENT	54	60	6	$39.3	$5.3		

System Wide Revenue

Projected Run Rate *(as of 12/31/19)*
($ in millions USD)

Brand	Store Count	Rev Est
Little Big Burger	25	$17.5
BGR	23	$18.4
American Burger Co	6	$4.8
Target	6	$11.6
Just Fresh	5	$4.0
Hooters	8	$13.6
TOTAL	**73**	**$70M**

Note: Revenue estimate based on Example Unit Level Economics (pg. 10)
Note: Store Level EBITDA estimates based on Example Unit Level Economics (pg. 10) with an applied 30% discount for LBB, ABC, BGR and 15% discount to Target Company.as shown on pg. 10
Note: Just fresh estimates based on $800k revenue / location / year with an average Store Level EBITDA margin of 9.8%
Note: Hooters franchise location estimates based on $1.7 million revenue / location / year with an average Store Level EBITDA margin of 9.8%
Note: Chanticleer has a target franchise royalty rate for new franchises of 5.5% of sales on; existing LBB & BGR franchises are paying a blended average royalty rates of 3% & 4% respectively)
(1): Chanticleer allocates $200k and 0 in annual G&A expenses to BGR & LBB franchises respectively
(2): Chanticleer plans to open 5 JV partnership locations with $250k in initial development costs being funded by the JV partner (net CapEx requirement estimate of $1.15MM to complete development)

Comparable Companies

($USD in millions - except per share data)

Company	Closing Price @ 04/09/19	% of 52 Week High	Market Cap	Enterprise Value	Enterprise Value / Revenue LTM	Enterprise Value / Revenue CY 19E	Enterprise Value / Revenue CY 20E	Enterprise Value / EBITDA LTM	Enterprise Value / EBITDA CY 19E	Enterprise Value / EBITDA CY 20E
Restaurants (Sub $2 billion MC)										
BJ's Restaurants, Inc.	$45.21	59.1%	$953	$1,019	0.9x	0.9x	0.8x	7.7x	7.9x	7.4x
Brinker International, Inc.	$43.06	79.5%	$1,615	$2,871	0.9x	0.9x	0.9x	7.3x	7.8x	7.8x
Chuy's Holdings, Inc.	$21.00	61.6%	$355	$346	0.9x	0.8x	0.8x	9.8x	9.2x	8.7x
Del Frisco's Restaurant Group, Inc.	$6.59	38.8%	$220	$548	1.4x	1.0x	1.0x	25.3x	9.3x	8.2x
Del Taco Restaurants, Inc.	$10.02	67.6%	$372	$544	1.1x	1.1x	1.0x	8.6x	8.3x	7.9x
El Pollo Loco Holdings, Inc.	$12.56	68.0%	$489	$557	1.3x	1.2x	1.2x	9.3x	8.9x	8.5x
Good Times Restaurants Inc.	$2.28	43.4%	$29	$39	0.4x	0.3x	NA	9.2x	6.4x	NA
Fiesta Restaurant Group, Inc.	$12.82	41.5%	$348	$423	0.6x	0.6x	NA	6.7x	6.1x	NA
MTY Food Group Inc.	$43.73	79.6%	$1,101	$1,285	4.8x	4.1x	4.1x	13.2x	11.9x	11.8x
Noodles & Company	$6.20	45.9%	$272	$313	0.7x	0.7x	0.6x	11.8x	9.1x	7.8x
Potbelly Corporation	$9.02	63.7%	$217	$198	0.5x	0.5x	0.5x	6.7x	6.6x	6.2x
Ruth's Hospitality Group, Inc.	$24.91	73.4%	$758	$794	1.8x	1.7x	1.6x	11.1x	10.9x	10.5x
Shake Shack Inc.	$57.78	82.4%	$1,712	$1,694	3.7x	2.9x	2.4x	26.8x	21.9x	17.4x
The Habit Restaurants, Inc.	$10.43	57.0%	$216	$236	0.6x	0.5x	0.5x	7.2x	6.6x	6.0x
Min	$2.28	38.8%	$29	$39	0.4x	0.3x	0.5x	6.7x	6.1x	6.0x
1st Quartile	$9.27	48.7%	$233	$321	0.6x	0.6x	0.7x	7.4x	6.9x	7.7x
Mean	$21.83	61.5%	$618	$776	1.4x	1.2x	1.3x	11.5x	9.4x	9.0x
Median	$12.69	62.7%	$363	$546	0.9x	0.9x	0.9x	9.3x	8.6x	8.1x
3rd Quartile	$38.52	72.0%	$904	$963	1.4x	1.2x	1.3x	11.6x	9.3x	9.2x
Max	$57.78	82.4%	$1,712	$2,871	4.8x	4.1x	4.1x	26.8x	21.9x	17.4x

Conclusion

- At inflection point with restructuring phase complete, gaining scale and entering profitable growth phase
- Operations and balance sheet improving with G&A at historic lows
- Reported Store Level EBITDA of $3.7M in 2018
- Highly scalable and profitable model with strong store level economics and attractive franchise model
- Modest $15M enterprise value on $41M+ revenue
- Trading at just half 1X EV/Revs compared to industry median of 3.1X
- Large upside for continued growth accelerated by "Target" acquisition
- New President Fred Glick and new CFO Patrick Harkleroad bring deep operational and finance experience

Contact

CHANTICLEER HOLDINGS

OAK RIDGE FINANCIAL

Joseph P. Sullivan
Managing Director
Equity Capital Markets
(p) 763-923-2225
(cell) 612-790-9404
jsullivan@oakridgefinancial.com

CHARDAN CAPITAL MARKETS

Vim DeAlwis
Equity Capital Markets
Chardan Capital Markets
(p) 646-465-9065
(cell) 267-314-0844
vdealwis@chardan.com